                                                                    EXHIBIT 12.1


Fixed Charge Ratio                   9/30/99       12/31/98      12/31/97       12/31/96       12/31/95      12/31/94

Interest Expense on
Deposits                              134,060       180,724       176,789        169,847        165,280       129,766

Interest Expense on other
borrowings                             49,662        50,890        40,079         26,442         26,570        20,043

Building rent                           1,634         2,102         2,217          2,106          2,040         1,902

Equipment rent                          1,602         2,061         1,850          1,810          1,813         1,428
                                     --------      --------      --------       --------       --------      --------
                                        3,236         4,163         4,067          3,916          2,200         2,188
                                     ========      ========      ========       ========       ========      ========

Rental Expense 67%                      2,168         2,789         2,725          2,624          1,474         1,466
Imputed Interest Expense 33%            1,068         1,374         1,342          1,292            726           722

Fixed charges excluding interest
  on deposits                          50,730        52,264        41,421         27,734         27,296        20,765
Fixed charges including interest
  on deposits                         184,790       232,988       218,210        197,581        192,576       150,531

EARNINGS
Net income before taxes                98,236       118,095       110,919        102,795         92,165        80,875
Fixed charges excluding interest
  on deposits                          50,730        52,264        41,421         27,734         27,296        20,765
                                     --------      --------      --------       --------       --------      --------
                                      148,966       170,359       152,340        130,529        119,461       101,640
                                     ========      ========      ========       ========       ========      ========

EARNINGS
Net income before taxes                98,236       118,095       110,919        102,795         92,165        80,875
Fixed charges including interest
  on deposits                         184,790       232,988       218,210        197,581        192,576       150,531
                                     --------      --------      --------       --------       --------      --------
                                      283,026       351,083       329,129        300,376        284,741       231,406
                                     ========      ========      ========       ========       ========      ========

RATIO OF EARNINGS TO FIXED CHARGES
  Excluding interest on deposits        2.94x         3.26x         3.68x          4.71x          4.38x         4.90x
  Including interest on deposits        1.53x         1.51x         1.51x          1.52x          1.48x         1.54x


The ratio of earnings to fixed charges for Old National has been computed by dividing earnings by fixed charges. "Earnings" include pretax income from continuing operations plus fixed charges. "Fixed charges" include the total of interest expense, capitalized interest expensed, or capitalized amortization of debt expense and any related discount or premium, and such portion of rental expense that is representative of the interest factor of each such rental.